CLAWBACK POLICY
CUSHMAN & WAKEFIELD PLC
November 1, 2023
A.     OVERVIEW
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cushman & Wakefield plc (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Committee has therefore adopted this Clawback Policy (this “Policy”) which provides for the recoupment of certain incentive compensation in the event that the Company is required to prepare an accounting restatement and in certain other circumstances. This Policy is designed to comply with the applicable rules of the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) and Section 10D and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The effective date of this Policy is October 2, 2023 (the “Effective Date”).
As of the Effective Date, this Policy supersedes and replaces the Company’s 2018 Recoupment Policy in its entirety.
All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section I (Definitions) below.
B.     RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
1.    In the event of an Accounting Restatement, the Company will reasonably promptly recover any Erroneously Awarded Compensation in accordance with the NYSE Rules and Rule 10D-1 as follows:
(i) After an Accounting Restatement, the Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) shall determine the amount of any Erroneously Awarded Compensation received by each Executive Officer and shall promptly provide written notice to each Executive Officer of the amount of any such Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable.
(a)     For Incentive-based Compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: (x) the amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-based Compensation was received; and (y) the Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
(ii) The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Such means of recovery from an Executive Officer may include, without limitation:

(a)requiring reimbursement of cash Incentive-based Compensation previously paid;
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c)offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer or;
(d)cancelling outstanding vested or unvested equity awards; and/or
(e)taking any other remedial and recovery action permitted by law, as determined by the Committee.
Notwithstanding the foregoing, except as set forth in Section B(2) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(iii) To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
(iv) To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
2.    Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section B(1) above or Section C below if the Committee determines that recovery would be impracticable and either of the following two conditions is met:
(i) The Committee has determined that the direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation, document such attempt(s), and provide such documentation to the NYSE as required; or
(ii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
C.     RECOVERY OF INCENTIVE COMPENSATION IN THE EVENT OF MISCONDUCT
In the event of Misconduct by an Executive Officer or a Global Leadership Member, the Company shall recoup any Incentive-based Compensation amounts paid, granted, issued, earned or vested relating to the Misconduct, as well as, if appropriate, any Incentive-based Compensation that was paid, granted, issued, earned or vested after the Misconduct. With respect to Executive Officers, the Committee shall determine, reasonably and in good faith, whether the individual has engaged in Misconduct and the amount of the recoupment. With respect to Global Leadership Members who are not Executive Officers, the CEO and General Counsel shall determine, reasonably and in good faith, whether the individual has engaged in Misconduct and the amount of the recoupment.
For the avoidance of doubt, in the event of an Accounting Restatement, with or without a finding of Misconduct, the provisions of Section B shall first be applied, provided that if there is a finding of Misconduct, additional amounts of Incentive-based Compensation may be recouped pursuant to this Section C.
D.     DISCLOSURE REQUIREMENTS
The Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.
E.     PROHIBITION OF INDEMNIFICATION
The Company shall not be permitted to insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).
F.     ADMINISTRATION AND INTERPRETATION
This Policy shall be administered by the Committee, and any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with the NYSE Rules, Section 10D of the Exchange Act, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or the NYSE promulgated or issued in connection therewith.
G.     AMENDMENT; TERMINATION
The Committee may amend this Policy from time to time in its discretion and as it deems necessary. Notwithstanding anything in this Section G to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any U.S. federal securities law, regulation or rule of the SEC or any NYSE Rules.
H.    OTHER RECOVERY RIGHTS
This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law, regulation, rule or guidance of the SEC or the NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement.
I.     DEFINITIONS
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(1) “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(2) “Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date (as defined below), and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
(3) “Eligible Compensation” means all Incentive-based Compensation received by an Executive Officer (i) after beginning service as an Executive Officer, (ii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iii) during the applicable Clawback Period.
(4) “Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Eligible Compensation received that exceeds the amount of Eligible Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(5) “Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified by the Company pursuant to Item 401(b) of Regulation S-K as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).
(6) “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this Policy, be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(7) “Global Leadership Member” means each individual who is currently or was previously: (a) the chief executive of a Company business line; (b) the leader of a Company function or business line or the head of a country (or similar title/management level) with responsibility over a profit and loss statement and who is two or fewer reporting levels down from the global Chief Executive Officer; or (c) otherwise designated as a member of the Company’s Global Management Team or similar body.
(8) “Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, compensation that would be considered Incentive-based Compensation shall include, without limitation: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; and (iv) restricted stock, restricted stock units or stock options that at are granted or vest solely or in part on satisfying a Financial Reporting Measure performance goal. Compensation that would not be considered Incentive-based Compensation includes, without limitation: (a) salaries; (b) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (c) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (d) wholly time-based equity awards; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal. Incentive-based Compensation is deemed to be “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.
(9) “Misconduct” shall mean engaging in intentional bad acts related to one’s employment with the Company or one of its subsidiaries including, but not limited to, fraud, felonious criminal activities, material violations of the Global Code of Business Conduct that causes or is likely to cause substantial reputational harm to the Company or exposes the Company to substantial legal liability, violent acts or threats of violence. Additionally, “Misconduct” shall include a material breach of a confidentiality, non‐solicitation or non-competition obligation owed to the Company in those situations where the Compensation Committee (or the CEO and the General Counsel in the case of Global Leadership Members who are not Executive Officers), in its discretion, determines clawback under Section C of this Policy to be warranted.
(10) “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
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Exhibit A
ATTESTATION AND ACKNOWLEDGEMENT OF
CLAWBACK POLICY

By my signature below, I acknowledge and agree that:
I have received and read the attached Clawback Policy (this “Policy”) and I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

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Signature                                    Date